Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2012, with respect to the consolidated financial statements of Berry Plastics Group, Inc. as of October 1, 2011 and October 2, 2010, and for the three years in the period ended October 1, 2011, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-180294) and related Prospectus of Berry Plastics Group, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana

May 4, 2012